Exhibit 4.35

LOAN AGREEMENT

This Loan Agreement (“Agreement”) is entered into on February 27, 2025 in Shenzhen, the People’s Republic of China (“PRC”) by and between the following parties:

(1)Xunlei Computer (Shenzhen) Co., Ltd. (“Lender”), a sino-foreign equity joint venture duly established and validly existing under the the PRC laws, with its address at Room 0610-E12, Port Building, Maritime Center, No. 59 Linhai Avenue, Nanshan Subdistrict, Qianhai Shenzhen-Hongkong Modern Service Industry Cooperation Zone, Shenzhen;
(2)Li Xiaosong (“Borrower”), a PRC citizen, ID No. ******************, residing at [Room 310-4-608, Science Park South Third Zone, Olympic Village Subdistrict, Chaoyang District, Beijing];

The Lender and the Borrower are hereinafter referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS:

1.	As of the date of this Agreement, the Borrower holds [40]% of the equity interest in Shenzhen Zhilue Xinsi Consulting Co., Ltd. (“Xinsi”), representing registered capital of RMB 40,000 in Xinsi. All equity interests currently held or to be held in the future by the Borrower in Xinsi shall be collectively referred to as the “Equity Interests.”
2.	The Lender, the Borrower and Xinsi entered into an Exclusive Option Agreement on [Feburary 27], 2025 (including any amendments, supplements or restatements thereto, “Exclusive Option Agreement”), pursuant to which the Lender has the right to purchase from the Borrower, at any time and from time to time, the equity interest in Xinsi held by the Borrower.
3.	The Lender confirms that it agrees to provide to the Borrower, and the Borrower confirms that it has received, a loan in the amount of RMB [40,000] for the purposes set forth in this Agreement.

NOW, THEREFORE, through friendly consultation, the Parties hereby agree as follows:

1.	Loan
1.1

Subject to the terms of this Agreement, the Lender and the Borrower hereby confirm that the Borrower has obtained from the Lender a loan in the amount of RMB [40,000] (“Loan”). Upon expiration of the Loan term, the Loan term shall automatically be extended for successive ten (10)-year periods unless the Lender raises any objection prior to such expiration. The Lender shall have the right, at its sole discretion and based on actual circumstances, to unilaterally extend or shorten the Loan term. During the Loan term or any extended Loan term, upon the occurrence of any of the following events, the Borrower shall immediately prepay the Loan in full, unless otherwise waived by the Lender:

1.1.1	Thirty (30) days have elapsed after the Borrower receives a written notice from the Lender requiring repayment;
1.1.2	for any reason whatsoever, the Borrower no longer holds any position with the Lender, Xinsi or any of their Affiliates;
1.1.3	The Borrower engages in criminal conduct or becomes involved in criminal activities;
1.1.4

pursuant to applicable PRC laws, foreign investors are permitted to hold a controlling interest in and/or wholly own the principal business currently conducted in the PRC by Shenzhen Suqu Network Technology Co., Ltd., a company in which Xinsi holds equity interests, the competent PRC authorities commence approval of such business, and the Lender determines to exercise its exclusive purchase right under the Exclusive Option Agreement.

1.2	The Loan provided by the Lender under this Agreement shall be applicable solely to the Borrower and shall not apply to any successor or assignee of the Borrower.
1.3

The Borrower agrees to accept the Loan provided by the Lender and hereby agrees and undertakes that the Loan shall be used solely for the purpose of paying the equity transfer consideration for the Borrower’s acquisition of equity interest in Xinsi. Without the prior written consent of the Lender, the Borrower shall not use the Loan for any other purpose.

1.4

The Lender and the Borrower hereby agree and confirm that the repayment method of the Borrower shall be determined solely by the Lender from the following methods: pursuant to the Lender’s right to purchase the Equity Interests under the Exclusive Option Agreement, the Borrower shall transfer all of the Equity Interests held by it to the Lender or any Person designated by the Lender, and any proceeds obtained by the Borrower from such transfer of the Equity Interests (to the permitted extent) shall be used to repay the Loan owed by the Borrower to the Lender, all of which shall be paid to the Lender in the manner designated by the Lender.

1.5

The Lender and the Borrower hereby agree and confirm that, to the extent permitted under applicable laws, the Lender shall have the right, but not the obligation, at any time to purchase or designate any other Person (whether a legal entity or natural person) to purchase all or part of the Equity Interests at the purchase price specified in the Exclusive Option Agreement.

1.6

The Borrower undertakes to execute an irrevocable Power of Attorney (including any amendments, supplements or restatements thereto, “Power of Attorney”), pursuant to which all shareholder rights of the Borrower in Xinsi shall be entrusted to the Lender or any legal entity or natural person designated by the Lender for exercise.

1.7	Unless otherwise agreed in this Agreement, the Loan shall be interest-free.
2.	Representations and Warranties
2.1	From the date of execution of this Agreement until the termination hereof, the Lender hereby represents and warrants to the Borrower as follows:
2.1.1	The Lender is a company duly incorporated and validly existing under the PRC laws;
2.1.2

The Lender has full power and authority to execute and perform this Agreement. The execution and performance of this Agreement are within the Lender’s business scope and are not inconsistent with its articles of association or other organizational documents, and the

Lender has obtained all necessary and appropriate approvals and authorizations for the execution and performance of this Agreement; and

2.1.3	Upon execution, this Agreement constitutes legal, valid and binding obligations of the Lender, enforceable against the Lender in accordance with its terms.
2.2	From the date of execution of this Agreement until the termination hereof, the Borrower hereby represents and warrants as follows:
2.2.1	The Borrower is a natural person with full civil capacity and has the legal authority to execute and perform this Agreement;
2.2.2	Upon execution, this Agreement constitutes legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with its terms; and
2.2.3	There are no disputes, litigation, arbitration, administrative proceedings or any other legal proceedings pending or, to the Borrower’s knowledge, threatened against the Borrower.
3.	Covenants of the Borrower
3.1	The Borrower, in its capacity as a shareholder of Xinsi, hereby irrevocably undertakes that during the term of this Agreement it shall procure that Xinsi shall:
3.1.1

strictly comply with the provisions of the Exclusive Option Agreement, the Equity Pledge Agreement (including any amendments, supplements or restatements thereto, “Equity Pledge Agreement”) and the Exclusive Business Cooperation Agreement (including any amendments, supplements or restatements thereto, “Exclusive Business Cooperation Agreement”) to which Xinsi is a party, and shall not take or omit to take any action that may adversely affect the validity or enforceability of the Exclusive Option Agreement, the Equity Pledge Agreement or the Exclusive Business Cooperation Agreement;

3.1.2	upon the request of the Lender (or its designee), enter into business cooperation contracts or agreements with the Lender (or its designee) at any time and ensure strict performance thereof;

3.1.3	upon the request of the Lender, provide the Lender with all information relating to its operations and financial condition;
3.1.4	promptly notify the Lender of any litigation, arbitration or administrative proceeding relating to the Lender that has occurred or may occur;
3.2	During the term of this Agreement, the Borrower shall:
3.2.1

strictly comply with all provisions of this Agreement, the Power of Attorney, the Equity Pledge Agreement and the Exclusive Option Agreement to which it is a party, faithfully perform all of its obligations thereunder, and not take or omit to take any action that may adversely affect the validity or enforceability of this Agreement, the Power of Attorney, the Equity Pledge Agreement or the Exclusive Option Agreement;

3.2.2

except as provided under the Equity Pledge Agreement, not sell, transfer, mortgage or otherwise dispose of any legal or beneficial interest in the Equity Interests, nor permit any other Security Interest to be created thereon;

3.2.3

procure that the shareholders’ meeting and/or the board of directors of Xinsi shall not approve, without the prior written consent of the Lender, any sale, transfer, mortgage or other disposition of any legal or beneficial interest in the Equity Interests, nor permit any Security Interest to be created thereon, except for transfers made to the Lender or any Person designated by the Lender;

3.2.4

procure that the shareholders’ meeting and/or the board of directors of Xinsi shall not approve any merger or consolidation with any Person, or any acquisition of or investment in any Person, without the prior written consent of the Lender;

3.2.5	promptly notify the Lender of any litigation, arbitration or administrative proceeding relating to the Equity Interests that has occurred or may occur;

3.2.6

execute all necessary or appropriate documents, take all necessary or appropriate actions, file all necessary or appropriate claims, and make all necessary or appropriate defenses in order to maintain its ownership of the Equity Interests;

3.2.7	without the prior written consent of the Lender, not take or omit to take any action that may materially affect the assets or liabilities of Xinsi;
3.2.8	at the request of the Lender, appoint any Person designated by the Lender as a director or supervisor of Xinsi;
3.2.9

to the extent permitted under the PRC laws, upon the request of the Lender at any time, unconditionally and immediately transfer the Equity Interests to the Lender or its designated representative, and procure that the other shareholders of Xinsi waive any right of first refusal with respect to such transfer of equity interest described in this paragraph;

3.2.10

to the extent permitted under the PRC laws, upon the request of the Lender at any time, procure that the other shareholders of Xinsi unconditionally and immediately transfer all of their equity interests in Xinsi to the Lender or its designated representative, and the Borrower hereby waives any right of first refusal with respect to such transfer described in this paragraph;

3.2.11

if the Lender purchases the Equity Interests from the Borrower pursuant to the Exclusive Option Agreement, apply all proceeds obtained from such purchase price toward repayment of the Loan in priority;

3.2.12

without the prior written consent of the Lender, not supplement, amend or modify its constitutional documents, increase or decrease its registered capital, or otherwise alter its capital structure; and

3.2.13	duly pay in the full amount of registered capital corresponding to the Equity Interests and shall provide the Lender with valid capital contribution certificates evidencing such contribution.

4.	Liability for Breach
4.1

If the Borrower materially breaches any provision of this Agreement, the Lender shall have the right to terminate this Agreement and require the Borrower to compensate for damages. This Section 4.1 shall not prejudice any other rights of the Lender under this Agreement.

4.2	Except as otherwise required by applicable laws, the Borrower shall not have any right to terminate or rescind this Agreement under any circumstances.
4.3

If the Borrower fails to perform its repayment obligations within the period specified in this Agreement, the Borrower shall pay overdue interest at a rate of 0.05% per day on the overdue amount until the Borrower has fully repaid the Loan principal, overdue interest and all other amounts payable.

5.	Notices
5.1

All notices and other communications required or permitted under this Agreement shall be delivered by hand, by registered mail (postage prepaid), by commercial courier service or by facsimile to the addresses set forth below. Each notice shall also be delivered by email. The effective date of delivery shall be determined as follows:

5.1.1	If delivered by hand, courier service or registered mail (postage prepaid), the date of dispatch shall be deemed the effective delivery date;
5.1.2	If delivered by facsimile, the date of successful transmission (as evidenced by the automatically generated transmission confirmation) shall be deemed the effective delivery date.
6.	Confidentiality

The Parties acknowledge and agree that this Agreement, the contents hereof, and any oral or written information exchanged among the Parties in connection with the preparation or performance of this Agreement shall constitute Confidential Information. Each Party shall maintain the confidentiality of all such Confidential

Information and shall not disclose any Confidential Information to any third party without the prior written consent of the other Parties, except for: (a) any information that is or will become publicly available other than through unauthorized disclosure by the receiving Party; (b) any information required to be disclosed pursuant to applicable laws, stock exchange rules, or orders of governmental authorities or courts; or (c) any information disclosed by any Party to its shareholders, directors, employees, legal or financial advisors in connection with the transactions contemplated under this Agreement, provided that such persons shall be subject to confidentiality obligations substantially similar to those set forth herein. Any breach of confidentiality by a Party’s shareholders, directors, employees or engaged institutions shall be deemed a breach by such Party, which shall bear liability for breach in accordance with this Agreement.

7.	Governing Law and Dispute Resolution
7.1	The execution, validity, interpretation, performance, amendment and termination of this Agreement and the resolution of any disputes hereunder shall be governed by the the PRC laws.
7.2

Any dispute arising from the interpretation or performance of this Agreement shall first be resolved through friendly consultation between the Parties. If the dispute cannot be resolved within thirty (30) days after one Party delivers a written notice requesting consultation, any Party may submit such dispute to the court of competent jurisdiction at the place of domicile of the plaintiff for litigation.

7.3

During the resolution of any dispute arising from the interpretation or performance of this Agreement, except for the matters in dispute, the Parties shall continue to exercise their respective rights and perform their respective obligations under this Agreement.

8.	Miscellaneous
8.1	This Agreement shall become effective upon execution by the Parties and shall terminate upon full performance by the Parties of their respective obligations hereunder.
8.2	This Agreement is executed in two (2) originals, one held by the Lender and one held by the Borrower, and both originals shall have equal legal effect.

8.3

Any amendment or supplement to this Agreement shall be made in writing and signed by the Parties. Any amendment agreement and/or supplemental agreement relating to this Agreement shall form an integral part hereof and shall have the same legal effect as this Agreement.

8.4

If any provision of this Agreement is held invalid, illegal or unenforceable in any respect under any law or regulation, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way. The Parties shall, through good faith consultation, replace such invalid, illegal or unenforceable provision with a valid provision to the maximum extent permitted by law that most closely achieves the intended economic effect of the invalid, illegal or unenforceable provision.

8.5	Any annexes (if any) to this Agreement shall form an integral part hereof and shall have the same legal effect as this Agreement.
8.6

Any obligations incurred or accrued under this Agreement prior to expiration or early termination shall survive such expiration or termination. The provisions of Sections 4, 6, 7 and this Section 8.6 shall survive the termination of this Agreement.

(No further text. Signature page follows.)

IN WITNESS WHEREOF, the Parties have caused this Loan Agreement to be duly executed by their authorized representatives as of the date first written above.

Lender:

Xunlei Computer (Shenzhen) Co., Ltd. (Seal)

By:	/s/ Kening Wu
Name:	Kening Wu
Title:	Authorized Signatory

Signature Page

IN WITNESS WHEREOF, the Parties have caused this Loan Agreement to be duly executed by their authorized representatives as of the date first written above.

Borrower:

Li Xiaosong

By:	/s/ Li Xiaosong

Signature Page